November 17, 2008


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of November 11, 2008 on the reviewed condensed consolidated financial statements of Cal Alta Auto Glass, Inc. and Subsidiary as of September 30, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA






Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board